                                       FOR IMMEDIATE RELEASE

                                       August 17, 2005

COURT APPROVES GRANITEVILLE CLASS ACTION SETTLEMENT

NORFOLK, VA -- During a fairness hearing today in federal district court, U.S. District Judge Margaret Seymour approved a class action settlement agreement that provides restitution for minor personal injury, property damage, business and wage loss, expenses and inconvenience associated with Norfolk Southern Railway's Jan. 6, 2005, derailment at Graniteville, S.C.   Judge Seymour granted formal approval of the settlement reached by Norfolk Southern and counsel representing many residents of Graniteville and other class members, finding the class settlement to be fair, adequate, and reasonable.

      "We are pleased with the court's approval of the class action settlement, which provides full and fair compensation to the class members," said Bob Wells, general manager casualty claims.  "This settlement will resolve the majority of claims resulting from the derailment without the delay and expense of lengthy litigation. In fact, Norfolk Southern is processing the first payments of claims submitted through the proof of claim process preliminarily approved by Judge Seymour in May and finally approved at today's hearing.

      "This settlement is another step forward in our unwavering commitment to help the people of Graniteville recover from the accident.  We continue to work with those who were not included in the class, and with their counsel, to resolve the remaining claims.

      The settlement agreement was subject to final approval by the court after members of the class were given an opportunity to review and object to the terms of the settlement.  Judge Seymour found no merit in any of the objections filed.  Class members have until Sept. 15, 2005, to submit a claim form to the Claims Settlement Office.

      Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America 's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:
(Media) Robin Chapman, 757-629-2713 (robin.chapman@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861(leanne.marilley@nscorp.com )